Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:
Cindy Roberts
Director of Investor Relations
817-224-1461
cindy.roberts@dyn-intl.com

DynCorp International Inc. Reports Fourth Quarter and

Fiscal 2007 Year-End Financial Results

•                  2007 revenues increased $115.3 million to $2.08 billion, or 5.9%, year-over-year

•                  Earnings per share increased to $0.49, or 113% year-over-year

•                  Adjusted EBITDA was $172.2 million, an increase of $16.1 million over fiscal 2006

•                  Ending backlog increased 132.2% to $6.1 billion during fiscal 2007

Falls Church, Va. - June 6, 2007 - DynCorp International Inc. (NYSE: DCP), a provider of specialized mission-critical technical services to civilian and military government agencies, today reports fiscal 2007 fourth quarter and fiscal 2007 full year financial results.

Fiscal 2007 Fourth Quarter Results

Revenue for the 2007 fourth quarter ended March 30, 2007 was $552.3 million, up 0.6% from revenue for the fiscal 2006 fourth quarter. Revenue from the Government Services (“GS”) segment for the fourth quarter decreased 2.9% over the comparable period in 2006. The lower GS revenue was attributable to reduced construction activity on the U.S. Department of State Civilian Police program. Revenue from the Maintenance and Technical Support Services (“MTSS”) segment increased 7.9% over the 2006 fourth quarter. The higher MTSS revenue was attributable to the C-21 program and an increased level of effort at Columbus AFB.

Operating income for the fiscal 2007 fourth quarter increased 13.2% to $42.9 million from the fiscal 2006 fourth quarter. Operating margin for the fiscal 2007 fourth quarter was 7.8%, compared to operating margin of 6.9% in the fiscal 2006 fourth quarter. Operating margin increased by 0.9% of revenue primarily due to strong contract performance and the effect of claims on two aviation contracts.

Net income for the fiscal 2007 fourth quarter was $18.9 million, or $0.33 per share, compared to net income of $5.8 million, or $0.18 per share, for the comparable period in fiscal 2006. The increase in 2007 fourth quarter net income was due to improved operating margins and lower interest expense resulting from redemption of the Company’s preferred stock and reductions of outstanding debt during the first quarter of fiscal 2007.

Adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) for the 2007 fourth quarter increased to $56.7 million, or 10.3% of revenue, from $55.6 million, or 10.1% of revenue, for the comparable period in fiscal 2006. Earnings per share for the 2007 fourth quarter improved 83.3% to $0.33 per share from the comparable period in fiscal 2006.

Fiscal 2007 Full Year Results

Revenues for the fiscal year ended March 30, 2007, increased by $115.3 million, or 5.9%, to $2.08 billion, as compared to the Company’s fiscal year ended March 31, 2006. Of the $115.3 million increase, $95.5 million was attributable to the GS segment and $19.8 million was attributable to the MTSS segment.

Revenues from the GS segment increased 7.5% over fiscal year 2006 to $1.36 billion. The GS revenue growth was primarily driven by increased aviation support services of drug eradication activities under the U.S. Department of State’s Air Wing program in South America and Afghanistan, additional contingency and logistics services provided to the Africa Peacekeeping contract, foreign government construction increases and a foreign government contingency contract. The GS revenue increase was partially offset by the conclusion of four task orders under the World Wide Personal Protective Services program and contingency and logistics services provided after Hurricane Katrina.

Revenues from the MTSS segment increased 2.9% over fiscal year 2006 to $722.7 million. MTSS revenue growth was primarily driven by increases in personnel and level of effort under the Contract Field Team (“CFT”) program, increased domestic aviation support services provided to the U.S. Air Force under the C-21 Contractor Logistics Support program and revenue recorded in connection with wage pass-through claims. The MTSS revenue increase was partially offset by reduced U.S. government funding for the Army Propositioned Stock Afloat program and decreased services provided under the CFT contract for the V-22 program.

Operating income increased 12.1% over fiscal year 2006 to $113.5 million. Operating margin increased 30 basis points to 5.5%. The increased operating income and operating margin reflect strong performance from fixed price contracts including the Civilian Police and International Narcotics and Law Enforcement Air Wing contracts, increased level of effort on CFT, a contract modification for construction in Afghanistan, wage pass-through claims, and reduced bad debt expense. Operating expenses include $6.5 million of costs related to severance expenses for certain former executives and bonus compensation associated with the Company’s IPO.

Net income was $27.0 million in fiscal 2007, compared to $7.2 million in fiscal 2006. The same factors positively affecting fiscal 2007 operating income resulted in improved year-over-year net income. Adjusted EBITDA increased 10.3% to $172.2 million, or 8.3% of revenues, compared to adjusted EBITDA of $156.1 million, or 7.9% of revenues, in fiscal 2006. Earnings per share for fiscal 2007 increased 113% to $0.49 per share from $0.23 during fiscal 2006.

Operating cash flow increased 58% to $86.8 million as compared to fiscal 2006. The increase was driven by higher net income, accounts payable and accrued liability activities related to the timing of payroll processing, interest payments timing and accelerated customer payments.

Days sales outstanding (“DSO”) was at 67 days as of the end of fiscal 2007, compared to 72 days as of the end of fiscal 2006.

Net debt, which is total debt less cash and cash equivalents, was $528.5 million on March 30, 2007, a reduction of $112.4 million year-over-year.

Backlog increased 132.2% to $6.1 billion during fiscal 2007. Included in this total is $3.3 billion related to the award of the Intelligence and Security Command (“INSCOM”) contract by the U.S. Army to Global Linguist Solutions LLC (“GLS”), a joint venture of DynCorp International and McNeil Technologies. The incumbent contractor’s protest of the award to GLS was sustained by the Government Accountability Office (“GAO”). The Army subsequently filed a Request for Reconsideration with the GAO which is pending decision.

Fiscal 2008 Guidance

The Company is issuing the following guidance for the fiscal year ending March 28, 2008, based on its current backlog and management’s estimate of future contract awards. This guidance excludes the previously discussed INSCOM contract award due to the uncertain timing of when contract performance may commence.

FY 2008
Revenue	$2.3 to $2.4 billion
EBITDA	$190 to $200 million
Diluted earnings per share	$1.00 to $1.10

Conference Call

The Company will host a conference call at 8:30 a.m. EST on Thursday, June 7, 2007, to discuss fourth quarter and full year fiscal 2007 financial results.  To participate in the conference call, dial (866) 871-0758 and enter conference ID number 4851746. International callers should dial (706) 634-5249 and enter the same conference ID number above.  A telephonic replay will be available from 9:30 a.m. EST on June 7, 2007, through 11:59 a.m. EST on June 14, 2007. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter ID number 4851746.

About DynCorp International

DynCorp International Inc., through its operating company DynCorp International LLC, is a provider of specialized mission-critical technical services, mostly to civilian and military government agencies.  It operates major programs in law enforcement training and support, security services, base operations, aviation services and operations, and logistics support worldwide. Headquartered in Falls Church, Va., DynCorp International LLC has approximately 14,600 employees worldwide.  For more information, visit www.dyn-intl.com.

Reconciliation to GAAP

In addition to the Company’s financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP.  Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company.  Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures and for share amounts used to derive earnings per share, please see the financial schedules accompanying this release.

Forward-looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenue and profitability.  All of these forward-looking statements are based on estimates and assumptions made by the Company’s management that, although believed by the Company to be reasonable, are inherently uncertain.  Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors outside of the Company’s control that may cause its business, strategy or actual results or events to differ materially from the statements made herein.  These risks and uncertainties may include, but are not limited to, the following: changes in the demand for services the Company provides; additional work awarded under the Civilian Police and International Narcotics and Law Enforcement contracts; pursuit of new commercial business in the U.S. and abroad; activities of competitors including bid protests; changes in significant operating expenses; changes in availability of capital; general economic and business conditions in the U.S. and abroad; acts of war or terrorist activities; variations in performance of financial markets; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.  Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements.  The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

DYNCORP INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended		Ended
	March 30,	March 31,	March 30,	March 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$552,330	$548,798	$2,082,274	$1,966,993

Cost of services	(474,260)	(460,015)	(1,817,707)	(1,722,089)
Selling, general and administrative	(24,776)	(37,516)	(107,681)	(97,520)
Depreciation and amortization	(10,396)	(13,383)	(43,401)	(46,147)
Operating income	42,898	37,884	113,485	101,237

Other (expense) income:
Interest expense	(14,355)	(14,400)	(58,412)	(56,686)
Interest expense on mandatory redeemable shares	—	(6,993)	(3,002)	(21,142)
Loss on early extinguishment of debt and preferred stock(1)	—	—	(9,201)	—
Net income from affiliates	1,590	—	2,913	—
Interest income	695	287	1,789	461
Income before income taxes	30,828	16,778	47,572	23,870
Provision for income taxes	(11,903)	(11,020)	(20,549)	(16,627)
Net income	$18,925	$5,758	$27,023	$7,243

Earnings per share:
Basic and diluted	$0.33	$0.18	$0.49	$0.23

Average shares outstanding:
Basic and diluted (2)	57,000	32,000	54,734	32,000

EBITDA (3)	$55,780	$51,799	$163,438	$148,718
EBITDA margin	10.1%	9.4%	7.8%	7.6%
Adjusted EBITDA (4)	$56,662	$55,562	$172,250	$156,104
Adjusted EBITDA margin	10.3%	10.1%	8.3%	7.9%

Cash earnings per share(5)	$0.60	$0.52	$1.51	$1.33

Operating cash flow	$41,049	$949	$86,836	$55,111

(1) Represents the premium associated with the redemption of all of the outstanding preferred stock, premium on the redemption of a portion of the senior subordinated notes and write-off of deferred financing costs associated with the early retirement of a portion of the senior subordinated notes.

(2) Shares were adjusted to reflect the 64-to-1 stock split that occurred prior to the consummation of the IPO.

(3) EBITDA is a primary component of certain covenants under our senior secured credit facility and is defined as net income before interest expense, income taxes, depreciation and amortization. We believe that EBITDA is useful to investors as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. EBITDA as presented in this press release is not necessarily comparable to similarly titled measures reported by other companies.

(4) Adjusted EBITDA is defined as EBITDA plus non-cash equity-based compensation, other compensation expenses of a non-recurring nature and severance related costs. See Reconciliation of Net Income to EBITDA and Adjusted EBITDA, a non-GAAP financial measure, included in the financial table in this press release.

(5) See Reconciliation of Net Income to Cash Earnings, a non-GAAP financial measure, included in the financial table in this press release.

DYNCORP INTERNATIONAL INC.

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In thousands)

	For the Three Months		For the Twelve Months
	Ended		Ended
	March 30,	March 31,	March 30,	March 31,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$18,925	$5,758	$27,023	$7,243
Provision for income taxes	11,903	11,020	20,549	16,627
Interest expense and loss on early extinguishment of debt and preferred stock (1)	14,355	21,393	70,615	77,828
Depreciation and amortization	10,597	13,628	45,251	47,020

EBITDA	$55,780	$51,799	$163,438	$148,718
Non-cash equity-based compensation	882	1,419	2,353	2,417
Compensation expenses (2)	—	2,344	781	4,969
Severance expenses (3)	—	—	5,678	—
Adjusted EBITDA	$56,662	$55,562	$172,250	$156,104

(1) Includes the premium associated with the redemption of all of the outstanding preferred stock, premium on the redemption of a portion of the senior subordinated notes and write-off of deferred financing costs associated with the early retirement of a portion of the senior subordinated notes.

(2) Represents one-time IPO bonuses and one-time retention bonuses paid to certain members of management.

(3) Represents severance expense related to certain former senior executives.

DYNCORP INTERNATIONAL INC.

RECONCILIATION OF NET INCOME TO CASH EARNINGS

(Amounts in thousands, except per share data)

	For the Three Months			For the Twelve Months
	Ended			Ended
	March 30,	March 31,		March 30,		March 31,
	2007	2006		2007		2006
	(unaudited)	(unaudited)		(unaudited)		(unaudited)
Net income	$18,925	$5,758		$27,023		$7,243
Adjustments:
Selling, general and administrative	—	2,344	(1)	6,459	(2)	4,969	(1)(3)
Interest expense on mandatory redeemable shares (4)	—	6,993		3,002		21,142
Loss on early extinguishment of debt and preferred stock (5)	—	—		9,201		—
Provision for income taxes (6)	527	1,384		(3,891)		(1,816)
Pro forma net income	19,452	16,479		41,794		31,538
Amortization of intangibles	13,859	11,619		41,916		41,665
Non-cash equity-based compensation	882	1,419		2,353		2,417
Cash earnings	$34,193	$29,517		$86,063		$75,620
Cash earnings per share:
Basic and diluted	$0.60	$0.52		$1.51		$1.33

Average shares outstanding:
Basic and diluted (7)	57,000	57,000		57,000		57,000

(1) Reflects the incentive compensation expense incurred in connection with the completion of the Company’s IPO in May 2006.

(2) Reflects the incentive compensation expense incurred in connection with the completion of the Company’s IPO in May 2006 and the severance expense for certain former senior executives.

(3) Reflects the retention bonus expense incurred in connection with the 2005 acquisition of the Company by an entity controlled by Veritas Capital Fund II, L.P. and its affiliates.

(4) Represents the decrease in interest expense related to the Company’s preferred stock redeemed in connection with the Company’s IPO.

(5) Represents the premium associated with the redemption of all of the outstanding preferred stock, the premium on the redemption of a portion of the senior subordinated notes and the write-off of deferred financing costs associated with the early retirement of a portion of the senior subordinated notes.

(6)Adjusts the Company’s current period effective tax rate to the Company’s sustainable effective tax rate of 36.9%.

(7) Represents the adjustment to the shares outstanding subsequent to the IPO, which totaled 57,000.

DYNCORP INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Twelve Months Ended
	March 30,	March 31,
	2007	2006
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$27,023	$7,243
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Depreciation and amortization	45,251	47,020
Loss on early extinguishment of debt	2,657	—
Loss on early extinguishment of preferred stock	5,717	—
Excess tax benefits from equity-based compensation	(495)	—
Non-cash interest expense on redeemable preferred stock dividends	—	21,142
Amortization of deferred loan costs	3,744	2,878
(Recovery) provision for losses on accounts receivable	(2,500)	4,204
Net income from affiliates	(2,913)	(214)
Deferred income taxes	(14,010)	(9,407)
Equity-based compensation	2,353	2,417
Changes in assets and liabilities:
Restricted cash	(20,224)	—
Accounts receivable	(19,255)	(21,885)
Prepaid expenses and other current assets	(25,165)	(17,485)
Accounts payable and accrued liabilities	82,427	10,828
Redeemable preferred stock dividend	(3,695)	—
Income taxes payable	5,921	8,370
Net cash provided by operating activities	86,836	55,111
Cash flows from investing activities:
Purchase of property and equipment	(7,037)	(2,271)
Purchase of computer software	(2,280)	(3,909)
Other assets	1,722	(51)
Net cash used in investing activities	(7,595)	(6,231)

Cash flows from financing activities:
Net proceeds from initial public offering	346,483	—
Redemption of preferred stock	(216,126)	—
Payment of dividend	(100,000)	—
Payments on long-term debt	(30,556)	(3,449)
Premium paid on redemption of senior subordinated notes	(2,657)	—
Premium paid on redemption of preferred stock	(5,717)	—
Payment of deferred financing costs	(640)	—
Borrowings under other financing arrangements	11,359	—
Excess tax benefits from equity-based compensation	495	—
Net (payment) under revolving credit facilities	—	(35,000)
Payment of initial public offering costs	—	(1,940)
Debt issuance costs	—	(909)
Purchase of interest rate cap	—	(483)
Net cash provided by (used in) financing activities	2,641	(41,781)
Net increase in cash and cash equivalents	81,882	7,099
Cash and cash equivalents, beginning of period	20,573	13,474
Cash and cash equivalents, end of period	$102,455	$20,573

DYNCORP INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	March 30,	March 31,
	2007	2006
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$102,455	$20,573
Restricted cash	20,224	—
Accounts receivable, net of allowances of $3,428 and $8,479	461,950	440,195
Prepaid expenses and other current assets	69,487	43,733
Deferred income taxes	12,864	795
Total current assets	666,980	505,296
Property and equipment, net	12,646	8,769
Goodwill	420,180	420,180
Tradename	18,318	18,318
Other intangibles, net	214,364	254,363
Deferred income taxes	13,459	11,518
Other assets, net	16,954	20,645

Total assets	$1,362,901	$1,239,089
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$37,850	$2,588
Accounts payable	127,282	132,396
Accrued payroll and employee costs	88,929	65,586
Other accrued liabilities	116,308	45,117
Income taxes payable	13,682	8,280
Total current liabilities	384,051	253,967
Long-term debt, less current portion	593,144	658,963
Other long-term liabilities	6,032	—
Shares subject to mandatory redemption Series A preferred stock, stated value $0 and $195,550; 350,000 shares authorized; 0 and 190,550 shares issued and outstanding; redemption value of $0 and $219,821 at March 30, 2007 and March 31, 2006, respectively	—	219,821

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value – 57,000,000 and 32,000,000 shares issued and outstanding	570	320
Additional paid-in capital	352,245	102,097
Retained earnings	27,023	4,139
Accumulated other comprehensive loss	(164)	(218)
Total shareholders’ equity	379,674	106,338
Total liabilities and shareholders’ equity	$1,362,901	$1,239,089

DYNCORP INTERNATIONAL INC.

OTHER CONTRACT DATA

(In millions)

	As of
	March 30,	March 31,
	2007	2006
	(unaudited)	(unaudited)
Backlog(1):
Funded backlog	$1,402	$1,024
Unfunded backlog	4,730	1,617
Total backlog	$6,132	$2,641

Estimated remaining contract value(2)	$8,991	$5,727

(1)   Backlog consists of orders and options under our contracts. We  define contracted backlog as the estimated value of contract awards received from customers that have not been recognized as sales. Our backlog consists of funded and unfunded backlog. Funded backlog is based upon amounts actually appropriated by a customer for payment of goods and services less actual revenue recorded as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These options may be exercised at the sole discretion of the customer. It has been our historical experience, however, that the customer has exercised contract options.

(2)   Estimated remaining contract value represents the aggregate contract revenue we estimate will be earned over the remaining life of certain contracts.  When more than one company is awarded a contract for a given work requirement, we include in estimating remaining contract value only our estimate of the contract revenue we expect to earn over the remaining term of the contract.  Funded backlog is based upon amounts actually appropriated by a customer for payment for goods and services.  Because the U.S. federal government operates under annual appropriations, agencies of the U.S. federal government typically fund contracts on an incremental basis. Accordingly, the majority of the estimated remaining contract value is not funded backlog.  Our estimated remaining contract value is based on our experience under contracts and we believe our estimates are reasonable.  However, there can be no assurance that our existing contracts will result in actual revenues in any particular period or at all.  These amounts could vary depending upon government policies, government budgets, appropriations and the outcome of protested contract awards.